UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2015

(Exact name of registrant as specified in its charter)

Commission file number: 1-33741

Delaware	38-3765318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866, Dallas, Texas 75222-4866	(214) 977-8200
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    In accordance with the Amended and Restated Bylaws of A. H. Belo Corporation, Director Dealey D. Herndon, having reached the mandatory retirement age of 68, will retire from the Board of Directors (the “Board”) of A. H. Belo Corporation (the “Company”) at the expiration of her current term immediately following the Company’s 2015 annual meeting of shareholders on May 14, 2015 and will not stand for re-election as a Director.

(c)    On March 5, 2015, the Board appointed Michael N. Lavey as principal financial officer of the Company, effective immediately and to serve until the vacant chief financial officer position is filled and a replacement is named.

Mr. Lavey, age 57, has served as vice president/Controller (and principal accounting officer) of the Company since January 2010. From June 2009 until his promotion in 2010, Mr. Lavey served as controller of The Dallas Morning News, Inc., a subsidiary of the Company. Before joining The Dallas Morning News, from May 2006 until May 2009, Mr. Lavey served as Vice President-Finance for imc2, a privately-owned digital advertising agency headquartered in Dallas where he managed all financial functions within the company. Prior to joining imc2, Mr. Lavey served as an executive consultant for Alliance Data Systems from October 2004 to May 2005 and from November 2005 to May 2006 where he specialized in Sarbanes-Oxley assessments and related matters. From May 2005 to November 2005, Mr. Lavey served as chief financial officer for Lighting Science Group Corporation. Mr. Lavey has more than thirty-five years of accounting and finance experience, including eight years in the audit practice of Arthur Anderson, where he focused on the technology and manufacturing sectors. He received a Bachelor of Business Administration degree from the University of Michigan in 1979 and is a certified public accountant.

(e)    On March 5, 2015, the Board and its Compensation Committee made modifications to the Company’s annual cash incentive program for its executive officers. Consistent with prior years, under the terms of the A. H. Belo 2008 Incentive Compensation Plan, each executive officer of the Company is eligible to receive an annual cash incentive bonus based 50% on financial performance objectives and 50% on individual non-financial objectives (“INFOs”). However, beginning in 2015, for all executive officers, except Grant S. Moise, the financial performance metrics will be weighted 90% against consolidated Company EBITDA and 10% against the EBITDA for newly acquired businesses that have a proven financial record. For Mr. Moise, financial performance metrics will be weighted 50% against consolidated Company EBITDA and 50% against the EBITDA for newly acquired businesses that have a proven financial record. Threshold, target and maximum performance and payout ranges for the consolidated Company EBITDA component are 85%, 100% and 115% respectively for performance and 10%, 100% and 200% respectively for payout. Threshold, target and maximum performance and payout ranges for the newly acquired business EBITDA component are 75%, 100% and 125% respectively for performance and 10%, 100% and 200% respectively for payout.

In addition, INFOs for all executive officers, except Mr. Moise, have previously been earned on an all-or-nothing basis. For 2015, INFOs for all executive officers, including Mr. Moise, are comprised of performance metrics, based on a point system allocated to each objective which includes threshold, target and maximum performance and payout ranges for each objective of 50%, 100% and 150%, respectively.

The Board also approved an increase from $10,000 to $20,000 of the annual cash retainer for the Lead Director, who also serves as Chair of the Nominating and Corporate Governance Committee, effective as of May 14, 2015. Compensation for all other directors and committee chairs remains the same.

Item 8.01. Other Events

On March 5, 2015, the Board declared a regular quarterly cash dividend of $0.08 per share, payable on June 5, 2015, to shareholders of record at the close of business on May 15, 2015. A copy of the related press release is furnished with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

99.1	Press Release issued by A.H. Belo Corporation on March 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 5, 2015	A. H. BELO CORPORATION

	By:	/s/ Christine E. Larkin
Christine E. Larkin
Vice President and General Counsel

EXHIBIT INDEX

99.1	Press Release issued by A.H. Belo Corporation on March 5, 2015.